SUB-ITEM 77K

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                     AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

                     INVESCO VAN KAMPEN AMERICAN VALUE FUND


The Fund is a new fund that was formed to acquire the assets and liabilities of a predecessor fund in a shell fund reorganization (the "Reorganization"). PricewaterhouseCoopers LLP ("PWC") was appointed as the independent registered public accounting firm of the Fund for the fiscal year ending June 30, 2010.

The predecessor fund's financial statements were audited by a different independent registered public accounting firm (the "Prior Auditor").

Effective June 1, 2010, the Prior Auditor resigned as the independent registered public accounting firm of the predecessor fund. The Prior Auditor's report on the financial statements of the predecessor fund for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period the Prior Auditor was engaged, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report.


(Letter dated August 24, 2010 from Deloitte and Touche LLP is attached as Attachment A to this exhibit.)

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                                                                   ATTACHMENT A

August 24, 2010
Securities and Exchange Commission addressStreet100 F Street, N.E. Washington, DC 20549-7561

Dear Sirs/Madams:

We have read item 77K of Invesco Sector Funds' Form N-SAR dated August 27 2010, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP